EXHIBIT 5

                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                             1500 NATIONSBANK PLAZA
                               300 CONVENT STREET
                            SAN ANTONIO, TEXAS 78205
                                 (210) 270-0800

                                November 29, 2001

Clear Channel Communications, Inc.
200 Concord Plaza, Suite 600
San Antonio, Texas  78216

Gentlemen:

     We have acted as counsel to Clear Channel Communications, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 30,000,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), issuable upon exercise of options or other stock incentive grants to be granted under the Clear Channel Communications, Inc. 2001 Stock Incentive Plan (the "Plan").

     The law covered by the opinions expressed herein is limited solely to the Federal laws of the United States and the laws of the State of Texas. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

     We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

     We have further assumed that:

     (i) all applicable state securities laws will have been complied with, as of any option exercise date with respect to the Plan;

     (ii) the shares of Common Stock issuable upon exercise of the options or other incentive grants granted under the Plan will be validly authorized and available for issuance (as of the date hereof, there is a sufficient number of shares of Common Stock authorized, unissued and reserved to cover the issuance of the maximum number of shares of Common Stock currently provided for under the Plan);

     (iii)the options or other incentive grants granted under the Plan will be exercised in accordance with the terms of the Plan and any other applicable documents;


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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
Clear Channel Communications, Inc.
November 29, 2001
Page 2
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     (iv) the options or other  incentive  grants granted under the Plan will be evidenced by appropriate certificates properly executed and delivered; and

     (v) on the date of exercise, the options or other incentive grants granted under the Plan (and all documents related thereto) will be duly executed, as applicable, authorized, issued and delivered; will constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms; and will be entitled to the benefits provided by the Plan.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock issuable upon exercise of options or other stock incentive grants to be granted under the Plan will, if, as, and when such shares are distributed in the manner contemplated by the Plan, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                  Very truly yours,

                                  /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.